Exhibit 99.E

RECENT DEVELOPMENTS

The information contained in this section supplements the information about the Republic corresponding to the headings below that is contained in Exhibit 99.D to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2019. To the extent the information in this section differs from the information contained in such annual report, you should rely on the information in this section. Capitalized terms not defined in this section have the meanings ascribed to them in the annual report.

Selected Economic Information of the Republic of the Philippines

	2016	2017	2018	2019	2020		2021
	(₱ in billions, except as indicated)
GDP (at then-current market prices)	15,132.4	16,556.7	18,625.2	19,517.9	17,938.6		4,345,736	(1)
GDP (at constant 2018 prices)	16,062.7	17,176.0	18,625.2	19,382.8	17,527.2		4,244,695	(1)
GDP per capita, PPP concept (in $ at then-current market prices)(2)	7,806	8,348	8,943	9,961	8,437		7,969	(3)
GDP growth rate (%)	7.1%	6.9%	6.3%	6.1%	(9.6)%		(4.2	)%(1)
Consumer price inflation rate (2012 CPI basket)	1.3%	2.9%	5.2%	2.5%	2.6%		4.4	%(4)
Government surplus/(deficit) as % of GDP (at then-current market prices)	(2.3)%	(2.1)%	(3.1)%	(3.4)%	(7.6)%		(7.4	)%(1)
Government debt at end of period as % of GDP (at then-current market prices)	40.2%	40.2%	39.9%	39.6%	54.6%		60.4	%(1)
Public sector borrowing requirement(5)	(320.4)	(319.1)	(547.3)	(640.4)	(1,349.4	)(6)	N/A
Consolidated public sector financial position(7)	(21.8)	(4.6)	(171.0)	(257.5)	(981.5	)(6)	N/A
Current account surplus/(deficit) as % of GDP (at then-current market prices)	(0.4)%	(0.7)%	(2.6)%	(0.8)%	3.6	%(6)	(0.7	)%(1)
Overall balance of payments position at end of period as % of GDP (at then-current market prices)(8)	(0.3)%	(0.3)%	(0.7)%	2.1%	4.4%		(3.2	)%(1)
Direct domestic debt of the Government (in million ₱)(9)(10)	3,934,097	4,441,260	4,776,859	5,127,600	6,694,687		7,812,384	(11)
Direct external debt of the Government (in million $)(10)(12)	43,324	44,261	47,860	51,252	64,562		66,013	(11)
Public sector domestic debt(13)	5,006.2	5,830.7	6,065.3	6,307.7	5,816.4	(14)	N/A
Public sector external debt(12)(13)	2,507.4	2,562.4	2,891.8	2,966.9	3,252.8	(14)	N/A
Unemployment rate (%)	5.5	5.7	5.3	5.4	8.7	(15)	8.7	(16)
Gross international reserves (in billion $)(10)(17)	80.7	81.6	79.2	87.8	110.1		107.3	(4)

Sources: Philippine Statistics Authority; Bureau of the Treasury; Department of Finance, Bangko Sentral.

Notes:

(1)	Preliminary data as of March 31, 2021.
(2)	Amounts in pesos have been translated into U.S. dollars using the average Bangko Sentral reference exchange rates for the applicable period.
(3)	Figure represents annualized per capita GDP, PPP concept.

(4)	Preliminary data as of May 31, 2021.
(5)

Represents the aggregate deficit or surplus of the Government, the Central Bank-Board of Liquidation (the “CB-BOL”), the Oil Price Stabilization Fund and the major GOCCs (as defined below), the debt of which comprises virtually all the debt incurred by GOCCs.

(6)	Preliminary data.
(7)

Comprises the aggregate deficit or surplus of the Government, the CB-BOL’s accounts, the major GOCCs, the Social Security System, the Government Service Insurance System, Bangko Sentral, the GFIs and local government units.

(8)

Overall balance of payments has been revised to reflect late reports, post-audit adjustments and final data from companies. See “Republic of the Philippines—Balance of Payments—Revisions” for a more detailed discussion of recent and pending revisions to previously reported data.

(9)

Represents debt of the Government only, and does not include other public sector debt. Includes direct debt obligations of the Government, the proceeds of which are on-lent to GOCCs and other public sector entities, but excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(10)	Amounts in original currencies were translated into U.S. dollars or pesos, as applicable, using the Bangko Sentral reference exchange rates at the end of each applicable period.
(11)	Data as of April 30, 2021.
(12)	Represents debt of the Government, the major GOCCs, the CB-BOL, Bangko Sentral and the GFIs.
(13)	Includes public sector debt, whether or not guaranteed by the Government.
(14)	Preliminary data as of September 30, 2020.
(15)	Preliminary data as of October 2020 based on the 2020 Annual Estimates of Labor Force Survey October rounds.
(16)	Preliminary results as of April 2021 based on the 2021 Annual Estimates of Labor Force Survey April rounds.
(17)	Comprises the holdings by Bangko Sentral of gold reserves, foreign investments, foreign exchange and SDRs, including Bangko Sentral’s reserve position in the IMF.

Devolution of Certain Executive Branch Functions

On June 1, 2021, President Duterte signed Executive Order 138, which directs the full devolution of certain national government functions to local government units by no later than 2024. National government functions expected to be devolved to local governments include, among others, those related to local infrastructure, health care, livelihood, agriculture and social welfare. Under Executive Order 138, national government agencies would instead assume more strategic and steering functions going forward to address persistent development issues. The Republic is currently in various stages of implementing Executive Order 138.

Credit Ratings

In April 2021, the Republic’s Euro-denominated bonds received a BBB rating from Fitch and a Baa2 rating from Moody’s. In May 2021, Standard & Poor maintained the Republic’s BBB+ rating with a stable outlook and expressed that the rating reflects the Government’s long track record of fiscal prudence and its expectation that the Republic’s economy should achieve a strong recovery from 2021.

International Relations

Territorial Dispute over the West Philippine Sea

On May 21, 2021, the Philippines and China convened the sixth meeting of the Bilateral Consultation Mechanism on the South China Sea, which was hosted by the Philippines and attended virtually. On May 28, 2021, the Philippines lodged a new diplomatic protest against China objecting to the deployment of Chinese vessels within the disputed areas in the West Philippine Sea.

Visiting Forces Agreement

On June 14, 2021, the Government stated that the suspension of its termination of the VFA would be extended by a further six months. The Philippines continues to value its decades-old partnership with the United States as its lone mutual defense treaty ally and continues to maintain robust relations with the United States.

Philippine Economy

COVID-19

COVID-19, an infectious disease that was first reported to have been transmitted to humans in late 2019, has spread globally over the course of 2020, and in March 2020 it was declared as a pandemic by the World Health Organization. On January 30, 2020, the Philippines reported its first confirmed case of COVID-19. The subsequent spread of the disease has since resulted in 1,367,894 confirmed cases and the death of 23,809 people in the Philippines as of June 22, 2021, according to the Philippine Department of Health. The Government, on a national and local level, has implemented a number of measures in varying degrees to contain the spread of COVID-19, including, among others, social distancing measures, implementation of self-isolation and community quarantine measures, closure of schools, suspension of mass public transport facilities, restrictions on public gatherings, suspension of operations of non-essential businesses and travel restrictions.

Legislative Efforts to Combat COVID-19

Republic Act No. 11523, the Financial Institutions Strategic Transfer (FIST) Act (the “FIST Act”) was signed into law on February 16, 2021, and became effective on February 17, 2021. The FIST Act is intended to assist banks and other financial institutions by enabling them to sell their non-performing assets and bad loans to asset management companies, referred to as FIST corporations. It aims to strengthen the banking industry’s risk-bearing capacity, and free up capital for productive uses in the economy rather than the management of non-performing loans.

On March 27, 2021, following a sharp spike in new COVID-19 infections, the Government announced that the National Capital Region and the surrounding provinces of Bulacan, Laguna, and Rizal (“NCR Plus”), as well as other parts of the Philippines, would be placed under modified enhanced community quarantine from March 29 to April 4, and this date was subsequently extended until May 14, 2021. Following this, the restrictions were eased, and the areas comprising NCR Plus were placed under a general community quarantine. This status continued until June, which saw an increase in COVID-19 cases in other provinces outside the greater Manila region notwithstanding the Government’s vaccination efforts, and which led to the provinces of Cagayan, Apayao, Ifugao, Bataan, Iloilo, Negros Oriental, Zamboanga Sibugay, Zamboanga del Sur, Zamboanga del Norte, Agusan del Sur, Dinagat Islands, Surigao del Sur and the cities of Santiago, Lucena, Puerto Princesa, Naga, Iloilo, Davao, Butuan, Cagayan de Oro, and Zamboanga City being placed under modified enhanced community quarantine until at least the end of June 2021.

On June 1, 2021, House Bill 9411, otherwise known as the “Bayanihan to Arise As One Act” or the “Bayanihan 3 Act”, which replaced prior House Bill 8628, was approved in the House of Representatives. The Bayanihan 3 Act proposes the disbursement of an additional approximately ₱401 billion for COVID-19 response measures, as well as recovery interventions grounded on economic inclusivity and collective growth. The proposed allocations are as follows: a cash subsidy of ₱216 billion, emergency assistance to households of ₱30 billion, wage subsidies of ₱20 billion, assistance to displaced workers at ₱25 billion, stand-by funds for implementation of the national nutrition program of ₱6 billion, assistance to the agricultural and fishery sectors and cooperatives at ₱30 billion and ₱2 billion, respectively, medical assistance to indigents at ₱9 billion, funding of ₱0.5 billion for free COVID-19 testing for seafarers and overseas Filipino workers, assistance to local governments at ₱3 billion, support for retired military and uniformed personnel of ₱54.6 billion, support of ₱4 billion for the Department of Education’s digital education and IT infrastructure programs to facilitate online learning as well as ₱0.5 billion for teaching and non-teaching personnel in public and private higher education institutions. The bill still must be approved by the Senate and signed into law by the President before it becomes effective.

COVID-19 Vaccination Efforts

As of June 19, 2021, a total of 14,205,870 doses of COVID-19 vaccines had been delivered to the Government. As of June 20, 2021 a total of 8,407,342 vaccine doses have been administered, with 6,523,400 individuals having received at least their first dose while 2,153,942 having already received the required two doses.

Economic Impacts

The COVID-19 pandemic and the resulting domestic shutdowns, border controls, reduced tourism, disrupted trade and manufacturing and financial market spillovers have disrupted businesses and economic activities, and their impact on the economy continues to evolve.

In June 2021, the World Bank revised downwards its earlier GDP growth forecast for the Philippines, projecting that the Republic would see economic growth of 4.7% in 2021, mostly weighed down by the effects of the COVID-19 pandemic, before accelerating to 5.9% growth in 2022 and 6.0% growth in 2023. On June 15, 2021, the IMF staff observed that the Philippine economy was gradually recovering after the COVID-19 pandemic-induced economic downturn in 2020, with real GDP projected to grow at 5.4% in 2021 (a lower growth forecast as compared to the IMF’s earlier growth projection of 6.9% for 2021), before accelerating to 7.0% growth in 2022.

However, the extent of the impact of COVID-19 on the Philippine economy and the speed and certainty of any economic recovery cannot be predicted, and any new surge in infections or slowdown in vaccinations may result in stricter quarantine or lockdown measures across provinces, cities, and municipalities, which may lead to further contraction of the Philippine economy, closure of businesses, and rise in unemployment rates. The situation continues to evolve, and the impact on the global and Philippine economy and the related government responses, including additional measures to be adopted by the Philippine national government and local government units, will depend on future developments which remain uncertain.

Recent Economic Indicators

The following table sets out the performance of certain of the Republic’s principal economic indicators for the specified periods.

	2016	2017	2018	2019	2020	2021(1)
GDP growth rate (%) (at constant 2018 prices)	7.1	6.9	6.3	6.1	(9.6)	(4.2)
GNI growth (%) (at constant 2018 prices)	6.8	6.8	5.9	5.4	(11.4)	(10.9)
Consumer price inflation rate (2012 CPI basket)	1.3	2.9	5.2	2.5	2.6	4.4	(2)
Unemployment rate (%)	5.5	5.7	5.3	5.4	8.7 (3)	8.7	(4)
91-day T-bill rate (%)	1.5	2.1	3.5	4.7	2.0	1.1	(5)
External position
Balance of payments ($ million)	(1,038)	(863)	(2,306)	7,843	16,022	(1,627	)(2)
Export growth (%)	(2.4)	19.7	0.9	4.9	(13.3)	(0.6)
Import growth (%)	18.3	14.2	17.4	0.6	(24.5)	2.2
External debt ($ billion)	74.8	73.1	79.0	83.6	98.5	97.0
International reserves
Gross ($ billion)	80.7	81.6	79.2	87.8	110.1	107.3	(6)
Net ($ billion)	81.0	81.6	79.2	87.8	110.1	107.2	(6)
Months of retained imports(7)	8.8	7.8	6.9	7.6	12.6	12.2	(6)
Domestic credit growth (%)	17.0	13.9	14.9	10.7	9.1 (8)	5.6

Sources: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data for the three months ended March 31, 2021, unless otherwise stated.
(2)	Preliminary data for the five months ended May 31, 2021.
(3)	Preliminary data as of October 2020 based on the 2020 Annual Estimates of Labor Force Survey October rounds.
(4)	Preliminary results as of April 2021 based on the 2021 Annual Estimates of Labor Force Survey April rounds.
(5)	Preliminary data for the four months ended April 30, 2021.
(6)	Preliminary data as of May 31, 2021.
(7)	Number of months of average imports of goods and payments of services and primary income that can be financed by reserves.
(8)	Figure represents the average of the growth rates in each quarter in 2020.

In the first three months of 2021, GDP contracted by 4.2%, compared with a contraction of 0.7% in the first three months of 2020 at constant 2018 market prices. The largest contributor to the sharper contraction in the first three months of 2021 was the ongoing global COVID-19 pandemic which, despite a relative easing during most of the period, still prompted intermittent domestic lockdowns and border control measures resulting in reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in a 4.7% contraction in the industry sector in first three months of 2021 as compared with a 2.5% industry sector contraction in first three months of 2020 at constant 2018 market prices. GNI in the first three months of 2021 contracted by 10.9%, compared to a contraction of 1.6% in the first three months of 2020 at constant 2018 market prices. Net primary income contracted by 75.8% in the first three months of 2021, compared to a contraction of 9.3% in the first three months of 2020 at constant 2018 market prices.

The following table shows GDP by sector, net primary income and GNI at current market prices for the specified periods.

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry, and fishing	1,544,279	1,685,956	1,762,616	1,721,539	1,827,010	485,349	10.2	11.17%
Industry sector
Mining and quarrying	125,898	148,094	163,322	161,656	136,039	40,559	0.8	0.93%
Manufacturing	2,964,479	3,228,580	3,488,331	3,614,016	3,170,117	806,336	19.6	18.55%
Electricity, steam, water and waste management	466,222	505,119	557,030	607,881	610,953	155,820	3.1	3.59%
Construction	1,026,382	1,106,154	1,373,841	1,535,727	1,177,114	227,470	6.8	5.23%
Total	4,582,981	4,987,948	5,582,525	5,919,281	5,094,222	1,230,185	30.3	28.31%
Service sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	2,668,596	2,926,502	3,237,304	3,517,653	3,321,007	700,585	17.6	16.12%
Transportation and storage	580,079	637,191	697,839	757,661	548,973	144,175	3.8	3.32%
Accommodation and food service activities	304,557	346,119	403,289	431,778	253,656	82,852	2.0	1.91%
Information and communication	473,142	490,330	515,925	562,834	592,818	144,572	3.1	3.33%
Financial and insurance activities	1,193,651	1,326,583	1,498,147	1,681,870	1,822,568	498,019	7.9	11.46%

	Gross Domestic Product by Major Sector (at current market prices)						Percentage of GDP
	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
	(₱ in millions, except as indicated)						(%)
Real estate and ownership of dwellings	995,629	1,076,332	1,189,673	1,255,644	1,078,017	269,913	6.6	6.21%
Professional and business services	992,234	1,110,458	1,159,265	1,219,757	1,132,869	257,337	6.6	5.92%
Public administration and defense; compulsory social activities	562,254	642,127	767,706	890,688	950,763	194,561	3.7	4.48%
Education	591,081	649,366	731,607	778,868	715,250	181,278	3.9	4.17%
Human health and social work activities	269,554	289,060	308,268	329,862	329,708	88,948	1.8	2.05%
Other services	374,345	388,679	411,025	450,429	271,720	67,962	2.5	1.56%
Total	9,005,122	9,882,747	10,920,048	11,877,043	11,017,351	2,630,202	59.5	60.52%
Total GDP	15,132,381	16,556,651	18,265,190	19,517,863	17,938,582	4,345,736	100.0	100.00
Net primary income	1,680,553	1,826,528	1,947,159	1,954,197	1,381,265	114,146
Total GNI	16,812,934	18,383,179	20,212,349	21,472,060	19,319,848	4,459,882
Total GDP ($ billions)(2)	304.9	316.6	330.9	383.7	374.2	90.7
Per capita GDP, PPP concept ($)(3)	7,806	8,348	8,943	9,961	8,574	7,969

Source: Philippine Statistics Authority.

Notes:

(1)	Preliminary for the three months ended March 31, 2021.
(2)	Calculated using the average exchange rate for the period indicated. See “—Monetary System—Foreign Exchange System.”
(3)	Figure represents annualized per capita GDP, PPP concept.

The following table shows GDP by sector at constant 2018 market prices for the specified periods.

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
	(₱ in millions, except as indicated)						(%)
Agriculture, forestry and fishing sector	1,672,085	1,743,134	1,762,616	1,783,855	1,780,544	434,377	10.4	10.23
Industry sector
Mining and quarrying	156,807	160,065	163,322	168,857	136,940	35,552	1.0	0.84
Manufacturing	3,070,939	3,317,641	3,488,331	3,620,456	3,266,648	882,192	19.1	20.78
Electricity, steam, water and waste management	500,472	523,161	557,030	591,312	589,089	138,453	3.1	3.26
Construction	1,133,124	1,201,714	1,373,841	1,507,244	1,119,438	217,914	7.1	5.13
Total	4,861,342	5,202,582	5,582,525	5,887,869	5,112,115	1,274,111	30.3	30.02
Services sector
Wholesale and retail trade; repair of motor vehicles and motorcycles	2,861,060	3,057,552	3,237,304	3,489,299	3,279,285	695,462	17.8	16.38
Transportation and storage	604,328	648,153	697,839	742,347	512,769	136,438	3.8	3.21
Accommodation and food service activities	332,612	371,234	403,289	425,692	232,389	71,175	2.1	1.68
Information and communication	462,876	483,683	515,925	557,007	584,981	146,480	2.9	3.45
Financial and insurance activities	1,275,687	1,382,521	1,498,147	1,676,448	1,768,604	468,318	7.9	11.03

	Gross Domestic Product by Major Sector (at constant 2018 market prices)						Percentage of GDP
	2016	2017	2018	2019	2020	2021(1)	2016	2021(1)
	(₱ in millions, except as indicated)						(%)
Real estate and ownership of dwellings	1,068,415	1,129,083	1,189,673	1,238,469	1,027,860	249,674	6.7	5.88
Professional and business services	1,011,910	1,117,257	1,159,265	1,182,159	1,064,318	227,677	6.3	5.36
Public administration and defense; compulsory social activities	610,575	666,393	767,706	871,564	911,354	205,871	3.8	4.85
Education	627,112	671,837	731,607	766,089	683,563	181,123	3.9	4.27
Human health and social work activities	290,083	309,316	308,268	323,261	310,930	90,156	1.8	2.12
Other services	384,590	393,233	411,025	438,691	258,523	63,834	2.4	1.50
Total	9,529,249	10,230,262	10,920,048	11,711,027	10,634,575	2,536,208	59.3	59.75
Total GDP	16,062,676	17,175,978	18,265,190	19,382,751	17,527,234	4,244,695	100.0	100.0

Source: Philippine Statistics Authority.

Note:

(1)	Preliminary data for the three months ended March 31, 2021.

Principal Sectors of the Economy

Agriculture, Forestry, and Fishing Sector

According to preliminary data, production in the agriculture, forestry, and fishing sector contracted by 1.2% in the first three months of 2021 as compared to a 0.3% contraction in the first three months of 2020 at constant 2018 market prices. This was primarily a result of the ongoing global COVID-19 pandemic which, despite a relative easing during most of the period, still prompted intermittent domestic lockdowns and border control measures resulting in a contraction of 4.5% in the production of sugarcane in the first three months of 2021 compared with growth of 8.9% in the first three months of 2020 at constant 2018 prices; sharper contractions in the production of cassava, abaca, tobacco, and other crops, from contractions of 0.1%, 5.7%, 0.5%, and 0.6%, respectively, in the first three months of 2020 to contractions of 7.3%, 15.2% 6.2%, and 4.2%, respectively, in the first three months of 2021 at constant 2018 prices; as well as contractions of 23.2% and 7.4%, respectively, in the production of livestock and poultry, and eggs in the first three months of 2021 compared with growth of 1.5% and 3.5%, respectively, in the first three months of 2020 at constant 2018 prices. These effects were partially offset by growth in the production of palay and of corn of 8.6% and 6.4%, respectively, in the first three months of 2021 compared with contractions of 3.5% and 5.2%, respectively, in the first three months of 2020 at constant 2018 market prices.

Industry Sector

In the first three months of 2021, according to preliminary data, the industry sector contracted by 4.7%, compared with a contraction of 2.5% in the first three months of 2020 at constant 2018 market prices. This was primarily a result of the ongoing global COVID-19 pandemic which, despite a relative easing during most of the period, still prompted intermittent domestic lockdowns and border control measures resulting in reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in an increased contraction of 24.2% in the construction subsector in the first three months of 2021, as compared with a contraction of 0.3% in the first three months of 2020 at constant 2018 market prices.

Manufacturing Subsector

In the first three months of 2021, according to preliminary data, the manufacturing subsector grew by 0.5%, compared with a contraction of 3.3% in the first three months of 2020 at constant 2018 market prices. The primary contributor to this growth was a 17.5% growth in the manufacture of computer, electronic and optical products in the first three months of 2021 compared with a 10.8% contraction in the first three months of 2020, and a 7.3% growth in the manufacture of chemical and chemical products in the first three months of 2021 compared with a 2.1% contraction in the first three months of 2020, each at constant 2018 market prices. These effects were partially offset by the ongoing global COVID-19 pandemic which, despite a relative easing during most of the period, still prompted intermittent domestic lockdowns and border control measures resulting in reduced tourism, disrupted trade and manufacturing and financial market spillovers, including a 79.4% contraction in the manufacture of coke and refined petroleum products in the first three months of 2021 compared with a 35.0% contraction in the first three months of 2020 at constant 2018 market prices.

Service Sector

According to preliminary data, the service sector contracted by 4.4% in the first three months of 2021, compared to 0.1% growth in the first three months of 2020 at constant 2018 market prices. This was primarily a result of the ongoing global COVID-19 pandemic which, despite a relative easing during most of the period, still prompted intermittent domestic lockdowns and border control measures resulting in reduced tourism, disrupted trade and manufacturing and financial market spillovers. This resulted in a 38.0% contraction in other services and a 13.2% contraction in real estate and ownership of dwellings in the first three months of 2021, as compared to contractions of 9.8% and 2.9%, respectively, in the first three months of 2020 at constant 2018 market prices.

Net Primary Income

In the first three months of 2021, according to preliminary data, net primary income contracted by 75.8% in the first three months of 2021, compared to a contraction of 9.3% in the first three months of 2020, based on constant 2018 market prices. This higher contraction was primarily due to a 68.7% decrease in inflows arising from compensation in the first three months of 2021 from a 1.0% decrease in inflows arising from compensation in the first three months of 2020. This was partially offset by a 90.5% decrease in outflows arising from compensation in the first three months of 2021 from growth of 44.4% in the first three months of 2020.

Prices, Employment and Wages

Inflation

The following table sets out the CPI and inflation rate (based on the 2012 CPI basket).

Changes in Consumer and Producer Price Index

	Changes in Consumer and Producer Price Index
	2016	2017	2018	2019	2020	2021(1)
Consumer price index (2012 CPI basket)	108.4	111.5	117.3	120.2	123.3	127.8	(1)
Inflation rate (2012 CPI basket)	1.3%	2.9%	5.2%	2.5%	2.6%	4.4%

Source: Bangko Sentral; Philippine Statistics Authority.

Note:

(1)	Based on preliminary data as of May 31, 2021.

Consumer Price Index

In the first five months of 2021, the average inflation rate was 4.4%, higher than the average inflation rate of 2.5% in the first five months of 2020. The higher rate of inflation in the first five months of 2021 was due mainly to higher growth in the price indices of food and non-alcoholic beverages at 5.6% in the first five months of 2021 as compared to 2.6% in the first five months of 2020, as well as a growth in the price index of transportation at 16.5% in the first five months of 2021 compared to a decline of 5.5% in the first five months of 2020.

Producer Price Index

In the first four months of 2021, the producer price index recorded average deflation of 3.0%, lower than the average deflation rate of 5.0% in the first four months of 2020, based on the 2018 PPI basket. The lower rate of deflation was primarily due to an increase in the producer price index for the manufacture of textiles, which saw inflation of 1.2% in the first four months of 2021 as compared to a 0.7% deflation in the first four months of 2020; an increase in the producer price index for the manufacture of coke and refined petroleum products, which saw inflation of 11.6% in the first four months of 2021 as compared to a 29.7% deflation in the first four months of 2020; and an increase in the producer price index for the manufacture of basic metals, which saw inflation of 5.3% in the first four months of 2021 as compared to a 11.2% deflation in the first four months of 2020. The producer price indices for most other major industry groups exhibited lower rates of deflation during this period as compared to the prior period.

The PPI index as of April 30, 2021 was 90.4 as compared to 93.2 as of April 30, 2020 and 92.7 as of December 31, 2020, based on the 2018 PPI basket.

Employment and Wages

The following table presents selected employment estimates for various sectors of the economy.

	Selected Employment Information
	2016	2017	2018(1)	2019(2)	2020(3)	2021(4)
	(all figures in percentages except as indicated)
Employed persons (in thousands)(5)	40,998	40,334	41,157	42,537	39,836	43,269
Unemployment rate (%)	5.5	5.7	5.3	4.6	8.6	8.7
Employment share by sector:
Agriculture, hunting, forestry and fishing sector	26.9	25.4	24.3	22.8	24.5	24.4
Industry sector
Mining and quarrying	0.5	0.5	0.5	0.4	0.4	0.4
Manufacturing	8.3	8.6	8.8	8.5	7.6	7.9
Construction	8.3	8.8	9.4	9.8	10.0	9.6
Water supply, sewerage, waste management and remediation activities	0.2	0.2	0.1	0.1	0.2	0.2
Electricity, gas, steam and air conditioning supply	0.2	0.2	0.2	0.2	0.2	0.2

Total industry sector	17.5	18.3	19.1	19.1	18.3	18.2
Service sector
Transport and storage	7.4	7.8	7.8	8.2	7.1	6.6
Wholesale and retail trade; repair of motor vehicles and motorcycles	19.6	19.6	19.4	19.9	21.0	22.8
Finance and housing(6)	7.1	7.7	8.0	8.5	8.0	7.9
Other services(7)	21.5	21.3	21.4	21.5	27.1	20.1

Total service sector	55.6	56.3	56.6	58.1	57.2	57.4

Total employed	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Philippine Statistics Authority; Annual Labor and Employment Status; Labor Force Survey.

Notes:

(1)	Annual estimates were based on the final results of the 2018 Labor Force Survey.
(2)	Annual estimates were based on the final results of the 2019 Labor Force Survey.
(3)	Preliminary results of as of October 2020 based on the 2020 Annual Estimates of Labor Force Survey October rounds.
(4)	Preliminary results as of April 2021 based on the 2021 Annual Estimates of Labor Force Survey April rounds.
(5)	Does not include OFWs.
(6)	Sum of financial and insurance activities, real estate activities and public administration and defense; compulsory social security subsectors.
(7)	Sum of all other service sectors excluding transport and storage, wholesale and retail trade; repair of motor vehicles and motorcycles, finance and housing.

In April 2021, the total number of employed persons in the Republic, excluding OFWs, was estimated at 43.2 million. The unemployment rate was 8.7% in April 2021, which kept constant with the 8.7% unemployment rate recorded in January 2021. The labor force participation rate was 63.2% in April 2021, higher than the 60.5% recorded in January 2021. In April 2021, workers in the Republic were primarily employed in the service sector, representing 57.4% of the total employed population in the Republic, of which workers in the wholesale and retail trade and repair of motor vehicles and motorcycles comprised 39.7% of the total employed. Workers in the agriculture, hunting, forestry and fishing sector and the industry sector comprised 24.4% and 18.2%, respectively, of the total employed in April 2021, compared to 24.4% and 18.4% in January 2021, respectively.

The following table presents employment information in the Republic by gender and age group:

	Percentage Distribution of Household Population 15 Years Old and over by Employment Status, by Age Group
	October 2020(1)	January 2021(2)	April 2021(3)
Age Group	Unemployed	Unemployed	Unemployed
	(all figures in percentages except as indicated)
15 – 24	34.7	34.8	29.2
25 – 34	32.8	33.9	34.2
35 – 44	15.1	14.9	17.4
45 – 54	10.1	10.0	12.0
55 – 64	6.2	5.0	6.0
65 and over	1.1	1.3	1.2

Total for all ages	100.0	100.0	100.0

Source: Philippine Statistics Authority; October 2020, January 2021 and April 2021 Labor Force Survey.

Notes:

(1)	Preliminary data for the ten months ended October 31, 2020.
(2)	Preliminary data for the month ended January 31, 2021.
(3)	Preliminary data for the four months ended April 30, 2021.

Balance of Payments

The following table sets out balance of payments of the Republic for the periods indicated.

	Balance of Payments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Current account(3)	(1,199)	(2,143)	(8,877)	(3,047)	12,979	(614)
Exports	108,905	124,126	129,980	136,889	118,656	30,390
Imports	110,104	126,269	138,857	139,936	105,678	31,005
Goods, Services, and Primary Income	(25,926)	(28,295)	(35,695)	(30,996)	(14,403)	(7,632)
Total exports	83,494	97,229	102,373	108,143	90,416	23,100
Total imports	109,420	125,525	138,068	139,139	104,819	30,732
Goods and Services	(28,506)	(31,522)	(39,364)	(36,364)	(18,759)	(8,199)
Exports	73,938	86,646	90,374	94,741	78,882	20,363
Imports	102,444	118,168	129,738	131,013	97,581	28,562
Goods	(35,549)	(40,215)	(50,972)	(49,312)	(31,839)	(11,119)
Exports	42,734	51,814	51,977	53,477	47,411	12,885
Imports	78,283	92,029	102,949	102,788	79,250	24,005
Services	7,043	8,693	11,608	13,039	13,080	2,921
Exports	31,204	34,832	38,397	41,264	31,410	7,477
Imports	24,160	26,139	26,789	28,225	18,331	4,557
Primary Income	2,579	3,226	3,669	5,276	4,356	567
Receipts	9,556	10,583	11,999	13,402	11,594	2,737
Payments	6,977	7,357	8,330	8,125	7,238	2,171
Secondary Income	24,728	26,153	26,818	27,949	27,381	7,018
Receipts	25,411	26,897	27,607	28,746	28,240	7,290
Payments	684	745	788	797	859	273
Capital account(3)	62	69	65	127	63	17
Receipts	77	103	103	147	88	22
Payments	15	34	38	20	25	5
Financial account(4)	175	(2,798)	(9,332)	(8,034)	(4,608)	4,089
Net acquisition of financial assets(5)	5,658	6,717	7,522	7,297	12,319	2,312
Net incurrence of liabilities(5)	5,483	9,515	16,855	15,331	16,928	(1,776)
Direct investment	(5,883)	(6,952)	(5,833)	(5,320)	(3,017)	(1,691)
Net acquisition of financial assets(5)	2,397	3,305	4,116	3,351	3,525	686
Net incurrence of liabilities(5)	8,280	10,256	9,949	8,671	6,542	2,377
Portfolio investment	1,480	2,454	1,448	(2,474)	502	7,884
Net acquisition of financial assets(5)	1,216	1,658	4,740	2,402	5,787	3,910
Net incurrence of liabilities(5)	(264)	(796)	3,292	4,876	5,285	(3,973)
Financial derivatives	(32)	(51)	(53)	(173)	(239)	(111)
Net acquisition of financial assets(5)	(701)	(503)	(679)	(874)	(840)	(251)
Net incurrence of liabilities(5)	(669)	(453)	(626)	(701)	(602)	(140)
Other investment	4,610	1,750	(4,894)	(67)	1,855	(1,994)
Net acquisition of financial assets(5)	2,746	2,257	(654)	2,417	3,847	(2,033)
Net incurrence of liabilities(5)	(1,864)	508	4,240	2,484	5,702	(39)
Net unclassified items(6)	274	(1,588)	(2,826)	2,729	(1,629)	1,841

Overall balance of payments position(7)	(1,038)	(863)	(2,306)	7,843	16,022	(2,844)

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.
(3)	Balances in the current and capital accounts are derived by deducting debit entries from credit entries.
(4)	Balances in the financial account are derived by deducting net incurrence of liabilities from net acquisition of financial assets.
(5)	Negative values of Net Acquisition of Financial Assets indicate withdrawal/disposal of financial assets; negative values of Net Incurrence of Liabilities indicate repayment of liabilities.
(6)

Net unclassified items is an offsetting account to the overstatement or understatement in either receipts or payments of the recorded balance of payments components relative to the overall balance of payments position.

(7)

The overall balance of payments position is calculated as the change in the country’s net international reserves, less non-economic transactions (revaluation and gold monetization/demonetization). Alternatively, it can be derived by adding the current and capital account balances less financial account plus net unclassified items.

Overall Balance of Payments Performance

In the first five months of 2021, according to preliminary data, the overall balance of payments position of the Republic recorded a deficit of $1.6 billion, a reversal from the $4.0 billion surplus in the first five months of 2020. The change was partly attributed to wider merchandise trade deficit and net outflows of foreign portfolio investments.

In the first three months of 2021, according to preliminary data, the overall balance of payments position of the Republic recorded a deficit of $2.8 billion compared to the $0.1 billion deficit in the first three months of 2020. The change was primarily the result of increased deficit in the current account, which was partially offset by a higher surplus in the financial account. The current account recorded a deficit of $0.6 billion in the first three months of 2021, as compared to a surplus of $0.2 billion in the first three months of 2020. The financial account recorded a net inflow of $4.1 billion in the first three months of 2021, representing a 37.5% increase from the net inflow of $3.0 billion recorded in the first three months of 2020.

Current Account

In the first three months of 2021, according to preliminary data, the current account recorded a deficit of $0.6 billion, compared to a surplus of $0.2 billion in the first three months of 2020. This deficit was primarily due to a 9.9% increase in the trade-in-goods and services deficit from $7.5 billion in the three months ended 2020 to $8.2 billion in the three months ended 2021, and a 47.2% decrease in the primary income surplus from $1.1 billion in the three months ended 2020 to $0.6 billion in the three months ended 2021. These effects were partially offset by a 6.1% increase in the secondary income surplus from $6.6 billion in the three months ended 2020 to $7.0 billion in the three months ended 2021.

Goods Trade

In the first three months of 2021, according to preliminary data, the trade-in-goods deficit increased by 8.9% to $11.1 billion, compared to $10.2 billion in the first three months of 2020. The higher deficit was primarily the result of a 10.0% increase in imports, which increased to $24.0 billion in the first three months of 2021 from $21.8 billion in the first three months of 2020, which effect was partially offset by a 11.1% increase in exports, which increased to $12.9 billion in the first three months of 2021 from $11.6 billion in the first three months of 2020. Both increases in exports as well as imports of goods were due mainly to the gradual reopening of the domestic economy due to the relative easing of COVID-19 containment measures during most of the period.

Exports of Goods

The following table sets out the Republic’s exports of goods by major commodity group, as reported by the PSA.

	Exports by Major Commodity Groups
	Annual					Growth Rates		January - March		Growth Rates	Percentage of Total Exports
Commodities	2016	2017	2018	2019	2020(1)	2019	2020(1)	2020	2021(2)	2021(2)	2016	2021(2)
						(%)				(%)	(%)
	($ in millions, except percentages)
Agricultural products
Coconut products	1,437	2,051	1,539	1,294	1,230	(15.9)	(5.0)	314	386	23.2	2.5	2.2
Sugar and products	105	217	76	67	66	(11.7)	(1.4)	21	21	1.3	0.2	0.1
Fruits and vegetables	1,581	1,850	1,980	2,854	2,624	44.1	(8.1)	763	492	(35.6)	2.8	2.8
Other agro-based products	864	1,013	990	953	863	(3.7)	(9.4)	223	241	8.2	1.5	1.4

Total agricultural based products	3,987	5,131	4,585	5,168	4,783	12.7	(7.4)	1,321	1,140	(13.7)	6.9	6.5

Forest products	28	184	257	358	297	39.1	(16.9)	70	94	35.1	0.0	0.5
Mineral products	2,350	4,285	4,045	4,675	5,093	15.6	8.9	1,350	1,222	(9.5)	4.1	6.9
Petroleum products	282	396	494	226	192	(54.3)	(14.6)	90	2	(97.9)	0.5	0.01
Manufacturing											0.0
Electronic products	29,418	36,536	38,327	40,022	37,951	4.4	(5.2)	9,077	9,900	9.1	51.2	56.1
Other electronics	2,825	3,197	3,302	3,469	2,723	5.0	(21.5)	764	886	16.0	4.9	5.0
Garments	1,099	1,099	974	928	652	(4.8)	(29.7)	172	185	7.7	1.9	1.1
Textile yarns/fabrics	189	235	215	217	313	1.0	44.7	71	68	(3.5)	0.3	0.4
Footwear	49	80	103	132	114	28.1	(13.8)	25	23	(7.4)	0.1	0.1
Travel goods and handbags	472	485	597	745	420	24.6	(43.6)	147	131	(11.1)	0.8	0.7
Wood manufacturing	2,714	1,204	320	251	187	(21.6)	(25.5)	51	47	(8.2)	4.7	0.3
Furniture and fixtures	265	337	353	299	344	(15.4)	15.2	87	104	20.3	0.5	0.6
Chemicals	1,722	1,786	1,572	1,508	1,339	(4.1)	(11.2)	273	489	78.9	3.0	2.8
Non-metallic mineral manufacturing	151	202	236	267	226	13.3	(15.4)	62	63	1.7	0.3	0.4
Machinery and transport equipment	3,085	3,747	3,380	2,686	2,248	(20.5)	(16.3)	619	690	11.4	5.4	3.9
Processed food and beverages	1,076	1,395	1,333	1,330	1,245	(0.2)	(6.4)	290	371	28.1	1.9	2.1
Iron and steel	122	131	124	93	37	(24.8)	(59.8)	10	8	(11.4)	0.2	0.0
Baby carriages, toys, games and sporting goods	235	214	222	269	237	20.8	(11.9)	48	44	(8.5)	0.4	0.3
Basketwork, wicker-work, and other articles of plaiting materials	48	43	35	31	43	(13.1)	38.6	9	17	92.3	0.1	0.1
Miscellaneous	746	729	1,042	963	819	(7.6)	(15.0)	201	260	29.8	1.3	1.5
Others	5,486	5,916	6,072	5,671	4,881	(6.6)	(13.9)	1,315	1,580	20.1	10.0	9.0

Total Manufacturing	49,702	57,336	58,207	58,881	53,779	1.2	(8.7)	13,219	14,867	12.5	86.6	84.3
Special transactions	1,057	1,382	1,720	1,623	1,068	(5.6)	(34.2)	263	319	21.3	1.8	1.8

Total exports	57,406	68,713	69,307	70,927	65,215	2.3	(8.0)	16,313	17,644	8.2	100.0	100

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

The following table sets out the Republic’s exports of goods by destination, as reported by the PSA.

	Exports of Goods by Destination						Percentage of Total Exports
Country	2016	2017	2018	2019	2020(1)	2021(2)	2016	2021(2)
							(%)
		($ in millions, except percentages)
United States	8,851	9,661	10,636	11,567	10,018	2,773	15.4	15.7
European Union(3)	6,970	9,607	8,908	8,285	6,950	2,095	12.1	11.9
Japan	11,670	10,853	10,323	10,675	10,034	2,687	20.3	15.2
People’s Republic of China	6,373	8,017	8,817	9,814	9,830	2,541	11.1	14.4
Hong Kong	6,617	9,024	9,564	9,625	9,226	2,209	11.5	12.5
South Korea	2,182	4,334	2,608	3,241	2,855	632	3.8	3.6
Singapore	3,824	3,973	4,316	3,832	3,775	881	6.7	5.0
Taiwan	2,127	2,451	2,521	2,253	2,121	618	3.7	3.5
Southeast Asia(4)	4,806	6,122	6,832	6,958	6,441	2,009	8.4	11.4
Others	3,986	4,671	4,782	4,677	3,965	1,199	6.9	6.8

Total	57,406	68,713	69,307	70,927	65,215	17,644	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Based on preliminary data for the three months ended March 31, 2021.
(3)

Includes Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Romania and the United Kingdom.

(4)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Vietnam, Myanmar and Laos.

In the first three months of 2021, according to preliminary PSA data, total exports of goods increased by 8.2% to $17.6 billion, from the $16.3 billion recorded in the first three months of 2020. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 12.5% increase in exports of manufactured goods from $13.2 billion in the first three months of 2021 to $14.9 billion in the first three months of 2020. This effect was partially offset by a 13.7% decrease in exports of agricultural products from $1.3 billion in the first three months of 2021 to $1.1 billion in the first three months of 2020.

Imports of Goods

The following table sets out the sources of the Philippines’ imports of goods by commodity group.

	Imports of Goods by Commodity Group
	Annual					Growth Rates		January- March		Growth Rates	Percentage of Total Imports
Commodities	2016	2017	2018	2019	2020(1)	2019	2020(1)	2020(1)	2021(2)	2021(2)	2016	2021(2)
						(%)				(%)	(%)
	($ in millions, except percentages)
Capital goods	28,747	31,469	35,286	37,434	29,752	3.8	(28.0)	7,996	8,419	5.3	34.2	32.4
Raw materials and intermediate goods
Unprocessed raw materials	2,727	4,276	4,851	3,576	3,265	(26.3)	(8.7)	811	1,003	23.7	3.2	3.9
Semi-processed raw materials	29,310	32,662	39,978	37,041	32,893	(7.3)	(11.2)	8,727	9,449	8.3	34.8	36.4
Total raw materials and intermediate goods	32,038	36,938	44,829	40,617	36,158	(9.4)	(11.0)	9,537	10,451	9.6	38.1	40.2

Mineral fuels and lubricants	7,969	10,796	14,041	13,362	7,635	(4.8)	(42.9)	2,739	2,476	(9.6)	9.5	9.5
Consumer goods
Durable	8,374	9,467	9,804	10,176	7,196	3.8	(29.3)	2,264	2,214	(2.2)	10.0	8.5
Non-durable	6,448	6,931	8,202	9,084	8,251	10.8	(9.2)	2,044	2,203	7.8	7.7	8.5

Total consumer goods	14,822	16,398	18,006	19,260	15,447	7.0	(19.8)	4,307	4,416	2.5	17.6	17.0
Special transactions(3)	533	493	680	920	820	35.2	(10.8)	183	222	21.3	0.6	0.9
Total imports	84,108	96,093	112,841	111,593	89,812	(1.1)	(19.5)	24,762	25,984	4.9	100.0	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.
(3)	Excludes value of goods that do not involve change in ownership such as consigned, returned/replacement and temporarily imported goods.

The following table sets out the sources of the Philippines’ imports of goods by country.

	Imports of Goods by Source						Percentage of Total Imports
Country	2016	2017	2018	2019	2020(1)	2021(2)	2016	2021(2)
								(%)
	($ in millions, except percentages)
Japan	9,882	10,912	10,818	10,580	8,616	2,448	11.75	9.4
United States	7,576	7,784	8,062	8,072	6,922	1,698	9.01	6.5
Southeast Asia(3)	16,577	19,616	22,250	22,465	18,153	5,663	19.71	21.8
People’s Republic of China	15,565	17,464	22,015	25,496	20,868	6,277	18.51	24,2
Hong Kong	2,492	2,715	3,046	3,598	2,784	757	2.96	2.9
Taiwan	5,185	5,090	5,500	4,753	4,683	1,319	6.16	5.1
South Korea	5,568	8,465	11,312	8,477	6,895	1,943	6.62	7.5
Singapore	5,464	5,599	6,174	6,658	5,622	1,737	6.50	6.7
Oceania(4)	1,563	2,635	2,459	2,211	1,446	599	1.86	2.3
European Union(5)	6,743	6,644	8,587	9,338	6,591	1,716	8.02	6.6
Middle East(6)	3,018	3,800	5,685	3,704	1,867	342	3.59	1.3
Others	4,475	5,369	6,933	6,241	5,365	1,485	5.32	5.7

Total	84,108	96,093	112,841	111,593	89,812	25,984	100.00	100.0

Source: Philippine Statistics Authority, Bangko Sentral.

Notes:

(1)	Revised data.
(2)	Based on preliminary data for the three months ended March 31, 2021.
(3)	Includes only Malaysia, Indonesia, Thailand, Brunei Darussalam, Vietnam, Myanmar and Laos.
(4)

Includes Australia, New Zealand and Pacific Island countries including Fiji Island, Papua Territory (New Guinea), Solomon Island, Tonga Island, Vanuatu (New Hebrides) and Western Samoa, and other Oceania countries.

(5)

Includes Austria, Belgium, Bulgaria, Croatia (from 2013 onwards), Cyprus, Czech Republic, Denmark, Estonia, France, Federal Republic of Germany, Finland, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovak Republic, Slovenia, Spain, Sweden, Romania and the United Kingdom.

(6)	Includes Iran, Iraq, Kuwait, Saudi Arabia, the United Arab Emirates and other Middle Eastern countries.

In the first three months of 2021, according to preliminary PSA data, total imports of goods increased by 4.9% to $26.0 billion, from the $24.8 billion recorded in the first three months of 2020. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in a 9.6% increase in the imports of raw materials and intermediate goods, from $9.5 billion in the first three months of 2020 to $10.5 billion in the first three months of 2021, as well as a 5.3% increase in the imports of capital goods, from $8.0 billion in the first three months of 2020 to $8.4 billion in the first three months of 2021.

Services Trade

The following table sets out the Republic’s services trade by sector for the periods indicated.

	Services Trade
	2016	2017	2018	2019	2020(1)	2021(2)
	($ millions)
Total services trade	7,043	8,693	11,608	13,039	13,080	2,921
Exports	31,204	34,832	38,397	41,264	31,410	7,477
Imports	24,160	26,139	26,789	28,225	18,331	4,557
Manufacturing services on physical inputs owned by others	2,725	3,453	4,140	4,339	4,046	1,256
Exports	2,725	3,453	4,140	4,339	4,046	1,256
Imports	—	—	—	—	—	—
Maintenance and repair services n.i.e.	(29)	(51)	(54)	(61)	(28)	(3)
Exports	83	80	83	110	65	5
Imports	112	132	136	171	93	9
Transport	(2,441)	(2,533)	(2,653)	(2,280)	(2,351)	(814)

Exports	1,897	2,485	2,703	2,883	1,678	293
Imports	4,338	5,018	5,356	5,164	4,030	1,107
of which: Passenger	600	768	865	787	456	8
Exports	1,146	1,361	1,475	1,674	759	68
Imports	546	592	611	887	304	60
of which: Freight	(2,767)	(3,188)	(3,434)	(3,046)	(2,937)	(861)
Exports	427	687	764	763	547	142
Imports	3,195	3,875	4,197	3,809	3,484	1,003
of which: Other	(274	(113	(84	(282	129	39
Exports	323	438	464	446	372	83
Imports	598	550	548	468	242	44
Travel	(5,992)	(4,861)	(3,623)	(2,257)	(2,558)	(691)

Exports	5,143	6,988	8,240	9,781	2,010	154
Imports	11,135	11,850	11,863	12,038	4,568	845
Construction	11	(6)	(12)	(5)	(11)	12

Exports	71	57	61	66	85	21
Imports	60	63	73	71	97	8

	Services Trade
	2016	2017	2018	2019	2020(1)	2021(2)
	($ millions)
Insurance and pension services	(1,269)	(1,417)	(1,379)	(1,554)	(1,234)	(382)

Exports	77	85	86	90	75	29
Imports	1,345	1,502	1,465	1,644	1,309	412
Financial services	(164)	(268)	(287)	(539)	(351)	(36)

Exports	394	237	279	234	87	26
Imports	559	506	566	772	438	62
Charges for the use of intellectual property	(537)	(734)	(873)	(805)	(504)	(104)

Exports	9	17	44	28	15	7
Imports	546	751	917	833	519	111
Telecommunications, computer, and information services	4,822	4,787	4,949	4,766	4,050	912
Exports	5,493	5,638	5,940	6,098	5,568	1,431
Imports	671	852	991	1,332	1,518	519
Other business services	10,214	10,596	12,025	11,981	12,604	2,913

Exports	15,125	15,580	16,653	17,456	17,625	4,226
Imports	4,911	4,984	4,628	5,475	5,020	1,313
Personal, cultural and recreational services	43	3	(125)	(26)	(18)	(44)

Exports	169	191	149	161	136	25
Imports	126	188	274	187	154	68
Government goods and services n.i.e.	(339)	(275)	(499)	(520)	(565)	(99)

Exports	17	19	19	19	19	5
Imports	357	294	518	539	584	104

Source: Bangko Sentral. All data are preliminary.

Note:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

In first three months of 2021, the trade-in-services account showed a 6.2% growth from a $2.8 billion surplus in the first three months of 2020 to a $2.9 billion surplus. This was primarily a result of the relative easing of COVID-19 containment measures in effect during most of the period, which resulted in an 18.6% increase in the surplus from other business services, from $2.5 billion in the first three months of 2020 to $2.9 billion in the first three months of 2021, and a 21.1% increase in manufacturing services on physical inputs owned by others, from $1.0 billion in the first three months of 2020 to $1.3 billion in the first three months of 2021.

Primary Income

The following table sets out the Republic’s primary income for the periods indicated.

	Primary income
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Total Primary Income	2,579	3,226	3,669	5,276	4,356	567

Credit	9,556	10,583	11,999	13,402	11,594	2,737
Debit	6,977	7,357	8,330	8,125	7,238	2,171
Compensation of employees	7,386	7,769	8,130	8,685	8,443	2,155

Credit	7,518	7,926	8,288	8,827	8,579	2,198
Debit	131	157	158	142	136	43

	Primary income
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Investment income	(4,807)	(4,542)	(4,461)	(3,409)	(4,087)	(1,588)

Credit	2,038	2,658	3,711	4,575	3,015	540
Debit	6,846	7,200	8,172	7,984	7,102	2,128
Direct investment income	(2,929)	(3,067)	(3,619)	(2,740)	(2,985)	(968)
Credit	782	960	1,471	2,033	1,181	112
Debit	3,711	4,027	5,090	4,773	4,165	1,080
Income on equity and investment fund shares	(3,353)	(3,490)	(3,994)	(3,410)	(3,547)	(1,072)
Credit	133	240	379	565	326	(28)
Debit	3,486	3,730	4,373	3,975	3,872	1,044
Dividends and withdrawals from income of quasi-corporations	(2,627)	(2,756)	(3,170)	(2,379)	(2,682)	(784)
Credit	149	111	306	464	212	35
Debit	2,776	2,867	3,476	2,843	2,894	819
Reinvested earnings	(726)	(734)	(824)	(1,031)	(865)	(288)
Credit	(16)	129	73	101	113	(63)
Debit	710	863	897	1,132	978	225
Income on debt (interest)	424	423	375	670	562	104
Credit	649	720	1,092	1,468	855	140
Debit	224	297	717	798	293	35
Portfolio investment income	(2,458)	(2,210)	(2,041)	(2,004)	(1,895)	(827)
Credit	188	394	427	377	456	137
Debit	2,646	2,604	2,469	2,380	2,351	965
Income on equity and investment fund shares	(910)	(1,092)	(1,003)	(985)	(825)	(298)
Credit	0	2	11	1	10	.
Debit	910	1,094	1,014	986	835	298
Dividends on equity excluding investment fund shares	(910)	(1,092)	(1,003)	(985)	(825)	(298)
Credit	0	2	11	1	10	.
Debit	910	1,094	1,014	986	835	298
Interest	(1,548)	(1,119)	(1,038)	(1,019)	(1070)	(530)
Credit	188	391	416	375	446	137
Debit	1,737	1,510	1,455	1,394	1516	667
Short term (Money market instruments)	(157)	(44)	(12)	(5)	(84)	(115)
Credit	14	18	9	8	118	23
Debit	170	62	21	12	202	139
Long term (Bonds and notes)	(1,392)	(1,075)	(1,026)	(1,014)	(986)	(414)
Credit	175	373	408	367	328	114
Debit	1,566	1,447,	1,434	1,381	1,313	528
Central Banks	(19)	(18)	(18)	(13)	(12)	0
Deposit-taking corporation, except the central bank	(64)	(49)	(65)	(143)	(122)	(33)
General government	(1,135)	(1,080)	(1,128)	(1,100)	(1073)	(470)
Other sectors	(174)	72	185	242	221	89
Credit	175	373	408	367	328	114
Debit	348	301	223	125	107	26
Other investment income	(211)	(214)	(15)	(192)	(314)	(41)
Receipts	277	355	598	639	272	42
Payments	488	569	613	831	585	84
Central banks	0	(5)	(10)	(12)	(3)	.
Credit	0	0	0	0	0	0
Debit	0	5	10	12	3	.
Deposit-taking corporations, except the central bank	121	160	283	275	115	21
Credit	186	230	379	420	203	38
Debit	65	70	96	145	88	17
General government	(242)	(281)	(347)	(467)	(359)	(41)

	Primary income
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Other sectors	(90)	(88)	59	12	(67)	(21)
Credit	91	125	219	219	68	5
Debit	181	213	160	207	136	25

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

In the first three months of 2021, according to preliminary data, the primary income account recorded a surplus of $0.6 billion, a 47.2% decrease from the $1.0 billion surplus recorded in the first three months of 2020. The lower surplus was primarily the result of a 48.7% increase in the investment income deficit from a deficit of $1.1 billion in the first three months of 2020 to a deficit of $1.6 billion in the first three months of 2021.

Secondary Income

The following table sets out the Republic’s secondary income for the periods indicated.

	Secondary Income
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Total Secondary Income	24,728	26,153	26,818	27,949	27,381	7,018
Credit	25,411	26,897	27,607	28,746	28,240	7,290
Debit	684	745	788	797	859	273
General Government	560	569	554	846	631	143
Receipts	618	636	583	883	671	166
Payments	58	67	29	37	39	22
Financial corporations, nonfinancial corporations, households and non-profit institutions serving households	24,167	25,584	26,264	27,103	26,750	6,874
Credit	24,793	26,261	27,024	27,863	27,569	7,124
Debit	626	677	759	760	819	250
Personal transfers	23,559	24,795	25,421	26,256	26,259	6,690
Credit	23,624	24,884	25,521	26,341	26,334	6,718
Debit	65	89	100	84	75	28
Other transfers	608	789	844	846	491	184
Credit	1,169	1,377	1,502	1,523	1,236	407
Debit	561	588	659	676	744	223

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

In the first three months of 2021, according to preliminary data, the secondary income account recorded a surplus of $7.0 billion, 6.1% higher than the $6.6 billion recorded in the first three months of 2020. This increased surplus was due mainly to a 6.0% increase in the surpluses recorded in the financial corporations, nonfinancial corporations, households, and non-profit institutions serving households account, from $6.5 billion in the first three months of 2020 to $6.9 billion in the first three months of 2021.

Financial Account

The following table sets out the Republic’s direct investments for the periods indicated.

	Direct Investments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Total direct investment	(5,883)	(6,952)	(5,833)	(5,320)	(3,017)	(1,691)

Net acquisition of financial assets	2,397	3,305	4,116	3,351	3,525	686

Direct investor in direct investment enterprises	737	1,758	1,029	926	125	34
Placements	848	2,027	1,123	1,103	248	53
Withdrawals	112	270	94	178	123	19
Reinvestment of earnings	(16)	129	73	101	113	(63)
Debt instruments	1,676	1,419	3,014	2,325	3,287	716
Claims on affiliated enterprises	332	6	7	418	22	13
Liabilities to affiliated enterprises	1,344	1,413	3,007	1,907	3,265	703
Net incurrence of liabilities	8,280	10,256	9,949	8671	6,542	2,377

Equity capital	3,302	4,261	3,242	3,427	2,454	946
Direct investor in direct investment	2,592	3,398	2,346	2295	1,476	721
Placements	3,185	3,885	2,935	3,002	1,868	828
Withdrawals	593	487	590	706	392	107
Reinvestment of earnings	710	863	897	1,132	978	225
Debt Instruments	4,977	5,996	6,706	5,244	4,089	1,431
Claims on direct investors	4,956	5,856	6,367	4,500	3,785	1,338
Liabilities to direct investors	21	140	339	744	304	92

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

The following table sets out the Republic’s portfolio investments for the periods indicated.

	Portfolio Investments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Portfolio Investment	1,480	2,454	1,448	(2,474)	502	7,884
Net acquisition of financial assets	1,216	1,658	4,740	2,402	5,787	3,910
Equity securities	20	743	85	702	400	164
Central banks	(6)	0	0	0	0	0
Deposit-taking corporations, except the central bank	55	(9)	(42)	81	2	(3)
Other sectors	(30)	752	127	622	398	167
Debt securities	1,196	915	4,655	1,700	5,387	3,747
Central bank	0	32	(5)	95	1,378	3,286
Deposit-taking corporations, except the central bank	188	445	3,190	1,983	1,985	(653)
Other sectors	1,008	437	1,471	(379)	2,024	1,114

	Portfolio Investments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Net incurrence of liabilities	(264)	(796)	3,292	4,876	5,285	(3,973)
Equity securities	131	496	(1,031)	1,764	(2,541)	(208)
Deposit-taking corporations, except the central bank	(236)	0	(487)	(99)	(739)	682
Other sectors	367	495	(544)	1,863	(1,802)	(890)
Debt securities	(395)	(1,292)	4,324	3,112	7,826	(3,765)
Central bank	—	(15)	1	(6)	(24)	.
Deposit-taking corporations, except the central bank	254	214	1,491	1,304	424	(383)
General government	(58)	(299)	3,111	600	6,094	(2,300)
Other sectors	(590)	(1,192)	(280)	1,214	1,333	(1,082)

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.

The following table sets out the Republic’s other investments for the periods indicated.

	Other Investments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Total other investment	4,610	1,750	(4,894)	(67)	(1,855)	(1,994)

Net acquisition of financial assets	2,746	2,257	(654)	2,417	3,847	(2,033)

Currency and deposits	1,014	1,542	(1,430)	1,019	2,567	(1,847)
Deposit-taking corporations, except the central bank	854	517	(891)	787	1,240	(884)
Other sectors	160	1,025	(539)	232	1,328	(963)
Loans	1,468	629	425	1,210	1,174	(200)
Deposit-taking corporations, except the central bank	1,468	629	425	1,210	1,174	(200)

Trade credits and advances(3)	215	90	344	188	118	31
Other accounts receivable	49	(4)	7	0	(12)	(18)
Net incurrence of liabilities	(1,864)	508	4,240	2,484	5,702	(39)

Currency and deposits	262	654	121	169	(333)	301
Loans	(2,136)	(676)	3,560	2,111	6,447	(640)
Deposit-taking corporations, except the central bank	(87)	37	1,722	267	(3,260)	(2,559)
Long-term	—	—	—	—	—	—
Short-term	(87)	37	1,722	267	(3,260)	(2,559)
General government	(20)	223	873	1,463	7,170	1,404
Long-term drawings	1,130	1,382	2,065	2,627	8,352	1,633
Long-term repayments	1,151	1,158	1,192	1,164	1,182	229
Other sectors	(2,029)	(937)	965	382	2,537	514
Long-term	(2,109)	(558)	687	263	2,100	498
Drawings	1,233	2,386	3,049	2,219	3,385	684
Repayments	3,342	2,945	2,363	1,956	1,285	186

	Other Investments
	2016	2017	2018	2019	2020(1)	2021(2)
	($ in millions)
Short-term	80	(378)	278	118	437	17

Trade credits and advances	(18)	476	720	117	(789)	269
Other accounts payable	29	55	(162)	87	378	31

Source: Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data for the three months ended March 31, 2021.
(3)	All trade credits are short-term credits in non-governmental sectors.

According to preliminary data, the financial account recorded a net inflow of $4.1 billion in the first three months of 2021, representing a 37.5% increase from the net inflow of $3.0 billion recorded in the first three months of 2020. This increase was primarily due to a significant increase in net inflows in the portfolio investments account from an $0.8 billion inflow in the first three months of 2020 to a $7.9 billion inflow in the first three months of 2021, which effect was partially offset by a significant reversal in the other investments account, from a $3.1 billion inflow in the first three months of 2020 to a $2.0 billion outflow in the first three months of 2021.

Foreign Direct Investment

The following table sets out foreign direct investments in the Philippines by sector.

	Net Foreign Direct Investment by Sector(1)
	2016	2017	2018	2019	2020(2)	2021(3)
	($ in millions)
Total equity other than reinvestment of earnings, net	2,592.1	3,397.9	2,345.6	2,295.2	1,475.7	721.2
Agriculture, forestry and fishing	0.3	20.0	0.9	0.4	0.0	0.0
Mining and quarrying	50.4	8.9	5.0	1.4	0.6	0.2
Manufacturing	334.3	1,181.8	1,094.9	303.2	745.4
Electricity, gas, steam and air conditioning supply	(83.1)	1,388.0	199.2	307.3	(38.3)	243.4
Water supply, sewerage, waste management and remediation activities	0.1	1.3	0.4	5.8	0.1	0.0
Construction	8.8	162.4	42.7	66.0	96.4	1.8
Wholesale and retail trade and repair of motor vehicles and motorcycles	208.2	83.1	(18.0)	(180.7)	83.5	21.6
Transportation and storage	7.8	49.5	11.2	104.8	19.3	20.6
Accommodation and food service activities	168.2	(38.4)	6.7	20.6	7.8	6.2
Information and communication	(2.6)	38.3	15.9	357.1	128.1	3.6
Financial and insurance activities	1,126.1	141.5	454.2	949.7	111.3	185.0
Real estate activities	121.9	247.8	294.2	250.4	187.9	37.0
Professional, scientific and technical activities	17.6	66.0	15.0	8.1	25.2	29.4
Administrative and support service activities	22.5	(5.6)	22.1	59.5	90.4	1.0
Public administration and defense; compulsory social security	0.0	0.0	0.0	0.0	0.0	0.0
Education	0.5	1.4	0.3	1.5	0.8	7.1

	Net Foreign Direct Investment by Sector(1)
	2016	2017	2018	2019	2020(2)	2021(3)
	($ in millions)
Human health and social work activities	35.2	23.9	2.0	32.2	14.3	0.2
Arts, entertainment and recreation	575.0	27.8	198.4	9.1	2.8	0.9
Other service activities	(0.0)	0.1	0.5	(1.0)	0.1	0.2
Others, not elsewhere classified(4)	1.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings	710.2	862.6	896.6	1,132.0	978.0	225.0
Debt instruments	4,977.3	5,995.9	6,706.4	5,244.2	4,088.6	1,430.7

Total	8,279.6	10,256.4	9,948.6	8,671.4	6,542.3	2,377.0

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refer to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).

(2)	Preliminary data.
(3)	Preliminary data for the three months ended March 31, 2021.
(4)

Covers non-residents investments in non-banks sourced from the Cross-Border Transactions Survey and in local banks and other non-residents’ investments; sectoral or industry breakdown statistics are not available.

The following table sets out foreign direct investments in the Philippines by country.

	Net Foreign Direct Investment by Country(1)
	2016	2017	2018	2019	2020(2)	2021(3)
	($ in millions)
Country
Total equity other than reinvestment of earnings, net	2,592.1	3,397.9	2,345.6	2,295.2	1,475.7	721.2
Japan	1,088.4	72.1	85.6	304.7	698.7	113.8
North America(4)	79.1	467.7	177.3	292.8	158.6	46.3
United Kingdom	(203.4)	9.4	43.2	9.1	42.5	4.4
European Union(5)	321.5	1,777.3	313.2	351.5	278.3	19.4
Other Europe(6)	5.3	14.1	1.1	22.0	3.2	0.7
Asia(7)	22.9	110.0	210.4	283.6	63.6	7.4
Asia Newly Industrialized Economies (ANIES)(8)	918.2	203.8	490.2	288.2	97.4	15.3
ASEAN(9)	269.4	725.5	1,070.2	662.2	98.0	506.6
Australia and New Zealand	6.3	(2.8)	(105.9)	(1.9)	(3.8)	(1.3)
Central and South America(10)	77.9	7.4	37.4	5.6	2.2	0.3
Others	6.6	13.4	17.2	77.4	37.2	8.3
International organization	0.0	0.0	0.0	0.0	0.0	0.0
Reinvestment of earnings(11)	710.2	862.6	896.6	1,132.0	978.0	225.0
Debt instruments(11)	4,977.3	5,995.9	6,706.4	5,244.2	4,088.6	1,430.7

Total	8,279.6	10,256.4	9,948.6	8,671.4	6,542.3	2,377.0

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)

Data restated using the 2009 Philippine Standard Industrial Classification and in accordance with the BPM6 framework. Pursuant to BPM6, net FDI flows refers to non-residents’ net equity capital (calculated as placements less withdrawals plus reinvestment of earnings plus debt instruments (i.e., net intercompany borrowings)).
(2)	Preliminary data.
(3)	Preliminary data for the three months ended March 31, 2021.
(4)	Includes the United States and Canada.
(5)

The United Kingdom left the European Union effective January 1, 2021. For comparability across periods, data prior to January 1, 2021 were revised to reflect the United Kingdom’s exit from the European Union.

(6)	Includes Albania, Belarus, Croatia, Gibraltar, Iceland, Liechtenstein, Norway, Romania, Russian Federation, Switzerland and Ukraine.
(7)	Includes China, India, Pakistan and Western, Central, South and East Asia except South Korea, Hong Kong, Taiwan and ASEAN countries.
(8)	Includes South Korea, Hong Kong and Taiwan.
(9)	Includes Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Singapore, Thailand, and Vietnam.
(10)	Includes Argentina, Brazil, Mexico, Panama and other Central and South American countries.
(11)	Country breakdowns for debt instruments are not available.

In the first three months of 2021, according to preliminary data, net inflows of foreign direct investment were $2.4 billion, 45.1% higher than the $1.6 billion recorded in the first three months of 2020. The higher inflows were mainly due to a significant increase in net debt instruments, from $0.7 billion in the first three months of 2020 to $1.4 billion in the first three months of 2021. Net investments in manufacturing activities decreased from a net inflow of $0.5 billion in the first three months of 2020 to a net inflow of $0.2 billion in the first three months of 2021, while net investments in financial and insurance activities increased from a net inflow of $1.9 million in the first three months of 2020 to a net inflow of $185.0 million in the first three months of 2021.

The contribution of new equity investments to net inflows of foreign direct investment decreased to $0.7 billion in the first three months of 2021 from $0.8 billion in the first three months of 2020. Foreign direct investment decreased primarily as a result of decreases in new equity investments from Japan, some members of the EU, South Korea, and Taiwan from $0.3 billion, $0.3 billion, $7.8 million, and $38.2 million to $0.1 billion, $19.2 million, $1.6 million, and 5.2 million, respectively. These were partially offset by increases in investments from Singapore, from $0.1 billion to $0.5 billion. Reinvestment of earnings in the Republic increased to $225.0 million in the first three months of 2021, compared with $213.4 million in the first three months of 2020.

International Reserves

The following table sets out the gross international reserves of Bangko Sentral, compiled in a manner consistent with the revised balance of payments framework and the treatment of IMF accounts in the depository corporations survey published in the IMF’s International Financial Statistics.

	Gross International Reserves of Bangko Sentral
	As of December 31,
	2016	2017	2018	2019	2020	2021(1)
	($ in millions, except months and percentages)
Reserve position in the IMF(2)	442	424	474	590	813.1	807.9
Gold	7,259	8,337	8,154	8,016	11,605.3	9,907.1
SDRs	1,138	1,211	1,184	1,182	1,232.9	1,235.8
Foreign investments	68,290	65,815	66,733	75,304	93,644.5	92,835.1
Foreign exchange(3)	3,563	5,783	2,650	2,748	2,821.6	2,464.7

Total	80,692	81,570	79,193	87,840	110,117.4	107,250.7

Total as number of months of imports of goods and services	8.8	7.8	6.9	7.6	12.6	12.2
Total as a % of short-term debt(4)
Original maturity	556	571	493	511	775	785
Residual maturity	418	419	369	402	491	521

Source: Bangko Sentral.

Notes:

(1)	Preliminary data as of May 31, 2021.
(2)	The reserve position in the IMF refers to the country’s claim on the IMF’s General Resources Account. It is an asset of the Government but is treated as part of the gross international reserves.
(3)	Consists of time deposits, investments in securities issued or guaranteed by Government or international organizations and repurchase agreements.
(4)

Short-term debt based on residual maturity refers to outstanding short-term external debt on original maturity plus principal payments on medium- and long-term loans of the public and private sectors due within the next 12 months.

According to preliminary data, gross international reserves were $107.3 billion as of May 31, 2021, a decrease from the $110.1 billion recorded as of December 31, 2020. This decrease was mainly due to a 14.6% decrease in gold reserves from $11.6 billion as of December 31, 2020 to $9.9 billion as of May 31, 2021, and a 0.9% decrease in foreign investments from $93.6 billion as of December 31, 2020 to $92.8 billion as of May 31, 2021. The level of gross international reserves as of May 31, 2021 was sufficient to cover approximately 12.2 months of imports of goods and payments of services and income, and was equivalent to 7.9 times the Republic’s short-term debt based on original maturity and 5.2 times based on residual maturity. Net international reserves as of May 31, 2021 were $107.2 billion.

Money Supply

The following table presents certain information regarding the Philippines’ money supply.

	Money Supply (SRF-based)
	As of December 31,
	2016	2017	2018	2019	2020(1)	2021(2)
	(₱ in billions, except percentages)
M1(3)
Currency in circulation	921.0	1,047.6	1,231.8	1,395.8	1,731.8	1,669.5
Current account deposits	2,148.5	2,503.3	2,657.2	3,104.5	3,724.1	3,847.9
Total	3,069.5	3,550.8	3,889.0	4,500.3	5,456.0	5,517.3
percentage increase(4)	15.1%	15.7%	9.5%	15.7%	21.2%	10.5%
M2(5)	9,140.4	10,202.3	11,080.2	12,293.2	13,562.6	13,524.3
percentage increase(4)	13.3%	11.6%	8.6%	10.9%	10.3%	5.7%
M3(6)	9,506.0	10,636.1	11,643.0	12,976.3	14,217.3	14,198.3
percentage increase(4)	12.8%	11.9%	9.5%	11.5%	9.6%	5.1%

Source: Department of Economic Statistics, Bangko Sentral.

Notes:

(1)	Preliminary data.
(2)	Preliminary data as of April 30, 2021.
(3)	Consists of currency in circulation and demand deposits.
(4)	Period-on-period.
(5)	Consists of M1, savings deposits and time deposits.
(6)	Consists of M2 and deposit substitutes.

As of April 30, 2021, according to preliminary data, the Republic’s money supply (M3) was ₱14.2 trillion, an increase of 5.1% from the ₱13.5 trillion as of April 30, 2020. This contraction in money supply was driven mainly by a decrease in domestic claims, which decreased by 1.2% compared to the level as of December 31, 2020. This increase was primarily driven by an increase in claims on the Central Government, which decreased by 23.6% compared to the level as of April 30, 2020. Bangko Sentral’s net foreign asset position decreased by 16.5% to ₱5.4 trillion as of April 30, 2021 compared to the ₱4.6 trillion as of April 30, 2020, and the net foreign asset position of other depository corporations increased by 30.3% to ₱889.4 billion as of April 30, 2021.

In the four months ended April 30, 2021, the average 91-day T-bill rate was 1.1%.

Monetary Regulation

In May and June 2021, the Monetary Board decided to maintain the interest rate on the Bangko Sentral’s overnight reverse repurchase facility at 2.0%. The interest rates on the overnight deposit and lending facilities were likewise kept at 1.5% and 2.5%, respectively.

Foreign Exchange System

The Republic maintains a floating exchange rate system under which market forces determine the exchange rate for the peso. Bangko Sentral may, however, intervene in the market to maintain orderly market conditions and limit sharp fluctuations in the exchange rate.

The following table sets out exchange rate information between the peso and the U.S. dollar.

	Exchange Rates of Peso per U.S. Dollar
Year	Period End	Period Average(1)
2016	49.813	47.493
2017	49.923	50.404
2018	52.724	52.661
2019	50.744	51.796
2020	48.036	49.624
2021(2)	47.901	48.251

Source: Reference Exchange Rate Bulletin, Treasury Department, Bangko Sentral.

Notes:

(1)	The average of the monthly average exchange rates for each month of the applicable period.
(2)	Preliminary data as of May 31, 2021.

The Philippine Financial System

Composition

The following table sets out the total resources of the Philippine financial system by category of financial institution.

	Total Resources of the Financial System(1)
	As of December 31,
	2016	2017(2)	2018	2019	2020(3)		2021(4)
	(₱ in billions)
Banks
Universal/Commercial banks	12,560.5	14,053.8	15,691.5	17,216.1	18,527		18,495
Thrift banks	1,122.0	1,213.9	1,293.2	1,203.9	1,192		1,189
Rural banks	231.7	256.5	273.9	291.5	308		308	(5)

Total banks	13,914.2	15,524.3	17,258.6	18,711.5	24,081.1		19,993

Non-bank financial institutions(6)	3,328.6	3,738.1	3,841.5	4,219.0	4,053	(7)	4,053	(7)

Total assets	17,242.8	19,262.4	21,100.1	22,930.5	24,081.1		24,046.2

Source: Bangko Sentral.

Notes:

(1)	Excludes assets of Bangko Sentral. The amounts presented here include allowance for probable losses.
(2)	Data was revised starting March 2017 to include Other Financial Corporations data.
(3)	Preliminary data.
(4)	Preliminary data as of April 30, 2021, unless otherwise indicated.
(5)	Preliminary data as of December 31, 2020
(6)

Includes Investment Houses, Finance Companies, Investment Companies, Securities Dealers/Brokers, Pawnshops, Lending Investors, Non Stocks Savings and Loan Associations, Credit Card Companies (which are under Bangko Sentral supervision), and Private and Government Insurance Companies (i.e., SSS and GSIS).

(7)	Preliminary data as of September 30, 2020.

Structure of the Financial System

The following table sets out the outstanding loans of universal and commercial banks classified by sector.

	Universal and Commercial Banks’ Outstanding Loans by Sector(1)
	As of December 31,
	2018		2019		2020		2021(2)
	(₱ in millions, except percentages)
Total	8,584,051	100.0%	9,508,752	100.0%	9,442,155	100.0%	9,277,722	100%
Agriculture, Forestry and Fishing	192,216	2.2%	221,873	2.3%	211,383	2.2%	190,833	2.1%
Mining and Quarrying	53,926	0.6%	47,974	0.5%	43,454	0.5%	41,975	0.5%
Manufacturing	1,068,469	12.4%	1,048,724	11.5%	993,213	10.8%	980,131	10.6%
Electricity, Gas, Steam & Air conditioning Supply	929,456	10.8%	1,006,431	10.7%	1,043,966	10.5%	1,039,473	11.2%
Water Supply, Sewerage, Waste Management and Remediation Activities	82,473	1.0%	106,010	1.0%	103,685	1.1%	105,033	1.1%
Construction	298,704	3.5%	368,663	3.8%	375,630	4.0%	353,099	3.8%
Wholesale & Retail Trade, Repair of Motor Vehicles and Motorcycles	1,159,976	13.5%	1,193,922	12.6%	1,112,621	11.8%	1,055,476	11.4%
Accommodation and Food Services Activities	152,521	1.8%	153,708	1.6%	162,357	1.7%	155,058	1.7%
Transportation and Storage	271,363	3.2%	287,949	3.0%	302,212	3.2%	304,926	3.3%
Information and Communication	316,403	3.7%	357,270	3.7%	376,132	3.9%	398,668	4.3%
Financial and Insurance Activities	787,383	9.2%	923,805	9.5%	881,006	9.3%	855,321	9.2%
Real Estate Activities	1,402,372	16.3%	1,677,815	17.8%	1,768,134	18.7%	1,774,829	19.1%
Professional, Scientific and Technical Activities	71,392	0.8%	68,139	0.5%	54,574	0.6%	102,580	1.1%
Administrative and Support Services Activities	36,222	0.4%	41,558	0.4%	37,621	0.4%	28,609	0.3%
Public Administration and Defense; Compulsory Social Security	136,068	1.6%	142,380	1.5%	144,647	1.5%	143,232	1.5%
Education	39,747	0.5%	42,850	0.5%	39,927	0.4%	36,330	0.4%
Human Health and Social Work Activities	55,609	0.6%	59,890	0.6%	89,340	1.0%	89,882	1.0%
Arts, Entertainment and Recreation	132,183	1.5%	146,781	1.6%	150,136	1.6%	147,259	1.6%
Other Community, Social & Personal Activities	127,994	1.5%	100,196	0.8%	65,011	0.7%	53,129	0.6%
Activities of Households as Employers, Undifferentiated Goods & Services	85,646	1.0%	79,794	0.9%	86,262	0.9%	67,667	0.7%
Others(3)	1,183,928	13.9%	1,433,021	15.2%	1,400,847	14.8%	1,354,211	14.6%

Source: Bangko Sentral.

Notes:

(1)	Net of amortization.
(2)	Preliminary data as of April 30, 2021.
(3)	Includes loans to individuals for household consumption purposes, loans under Bangko Sentral’s reverse repurchase arrangement and loans to non-residents.

Non-Performing Loans

The following table provides information regarding NPLs for universal and commercial banks for the periods indicated.

	Total Loans (Gross) and Non-Performing Loans by type of Bank
	As of December 31,
	2016	2017	2018	2019	2020	2021(2)
	(₱ in billions, except percentages)
Expanded commercial/Universal banks
Total loans	5,177.6	6,041.0	6,881.3	7,682.5	7,711.7	7,549.3
Non-performing loans	68.2	72.0	84.1	111.9	244.6	295.9
Ratio of non-performing loans to total loans	1.3%	1.2%	1.2%	1.5%	3.2%	3.9%
Non-expanded/Commercial banks(1)
Total loans	264.0	309.8	345.1	360.2	361.0	370.8
Non-performing loans	9.1	8.7	9.5	11.0	17.6	22.1
Ratio of non-performing loans to total loans	3.5%	2.8%	2.8%	3.1%	4.9%	6.0%
Government banks(3)
Total loans	760.6	968.3	1,196.4	1,305.9	1,321.3	1,313.5
Non-performing loans	12.0	12.5	15.6	28.6	36.3	48.9
Ratio of non-performing loans to total loans	1.6%	1.3%	1.3%	2.2%	2.8%	3.7%
Foreign banks(4)
Total loans	504.0	548.1	595.0	605.4	525.5	482.2
Non-performing loans	4.5	4.3	4.3	5.0	10.2	8.4
Ratio of non-performing loans to total loans	0.9%	0.8%	0.7%	0.8%	2.0%	1.7%
Total loans	6,706.3	7,867.1	9,017.8	9,954.0	9,919.5	9,715.8
Total non-performing loans	93.8	97.5	113.5	156.5	308.8	375.3
Ratio of non-performing loans to total loans	1.4%	1.2%	1.3%	1.6%	3.1%	3.9%

Source: Bangko Sentral.

Notes:

(1)	Consists of two foreign bank subsidiaries.
(2)	Preliminary data as of April 30, 2021.
(3)	Consists of the LBP, the DBP and Al-Amanah Islamic Investment Bank of the Philippines.
(4)	Consists of 24 foreign banks, and excludes two foreign bank subsidiaries.

As of April 30, 2021, the gross non-performing loan ratio for universal and commercial banks was 3.9%, which was higher than the ratio of 3.1% recorded as of December 31, 2020. Non-performing loans increased to ₱375.3 billion as of April 30, 2021 from the ₱308.8 billion recorded as of December 31, 2020, primarily due to the continuing effects of the ongoing COVID-19 pandemic. The banking system’s total loan portfolio decreased by 2.1% to ₱9,715.8 billion as of April 30, 2021 from the ₱9,919.5 billion recorded as of December 31, 2020.

Financial Sector Reforms

AML/CFT

In June 2021, the Financial Action Task Force (“FATF”), an intergovernmental body developing and promoting policies to combat money laundering and terrorist financing, placed the Philippines on its list of jurisdictions with strategic deficiencies in their anti-money laundering (“AML”) and combating terrorism financing (“CFT”) legal and regulatory framework, also commonly referred to as the FATF’s “gray list”. Although the Philippines has taken steps towards improving its AML/CFT regime and had successfully addressed 52 out of the FATF’s 70 recommendations, the FATF nonetheless noted that certain strategic AML/

CFT deficiencies remained. The Republic is committed to continuing its work with the FATF to strengthen its strategic AML/CFT legal and regulatory framework with the objective of securing its removal from the FATF’s gray list at the earliest possible date.

The Philippine Securities Markets

Government Securities Market

As of April 30, 2021, outstanding Government securities amounted to ₱7.3 trillion, 14.6% of which were issuances of treasury bills and fixed rate treasury bonds. The remaining issuances of Government securities consisted of retail treasury bonds, benchmark bonds and onshore dollar bonds, among others.

Public Finance

The Consolidated Financial Position

The following table sets out the consolidated financial position on a cash basis for the periods indicated.

	Consolidated Public Sector Financial Position of the Republic
	For the year ended December 31,
	2016	2017	2018	2019	2020(1)
	(₱ in billions, except percentages)
Public sector borrowing requirement:
National Government	(353.4)	(350.6)	(558.3)	(660.2)	(1,371.4)
CB Restructuring	(3.2)	(4.8)	(0.0)	(0.0)	0.0
Monitored Government-owned corporations	20.9	40.2	5.5	(0.7)	(0.7)
Adjustment of net lending and equity to GOCCs	15.3	(3.9)	5.4	20.5	22.7
Other adjustments	0.0	0.0	0.0	0.0	0.0
Total public sector borrowing requirement	(320.4)	(319.1)	(547.3)	(640.4)	(1,349.4)
As a percentage of GDP	(2.1)%	(1.9)%	(3.0)%	(3.3)%	(7.5)%
Other public sector:
Social Security System and Government Service Insurance System	72.1	58.3	63.2	53.9	85.7
Bangko Sentral(2)	17.7	21.8	37.0	44.0	(5.1)
Government financial institutions	15.5	17.2	20.5	26.1	21.4
Local government units	193.4	217.4	255.5	259.0	265.9
Timing adjustment of interest payments to Bangko Sentral	0.0	0.0	0.0	0.0	0.0
Other adjustments	0.0	0.0	0.0	0.0	0.0
Total other public sector	298.7	314.6	376.3	382.9	367.9
Consolidated public sector financial position	(21.8)	(4.6)	(171.0)	(257.5)	(981.5)
As a percentage of GDP	(0.1)%	(0.03)%	(0.9)%	(1.3)%	(5.5)%

Source: Fiscal Policy and Planning Office, Department of Finance.

Note:

(1)	Preliminary data.
(2)	Amounts are net of interest rebates, dividends and other amounts remitted to the Government and the Central Bank-Board of Liquidation.

In 2020, the consolidated public sector financial position of the Republic recorded a deficit of ₱981.5 billion, a significant increase from the ₱257.5 billion deficit recorded in 2019. The increase in the public sector deficit was largely due to a significant increase in expenditures and decrease in tax revenues, primarily due to the ongoing global COVID-19 pandemic. This increased the National Government’s borrowing requirements, which deficit increased from ₱660.2 billion in 2019 to ₱1,371.4 billion in 2020, equivalent to 7.6% of the Republic’s GDP in 2020 at current prices.

The Republic expects a higher fiscal deficit in 2021 primarily due to the impact of the COVID-19 pandemic on the Government’s tax collection and expenditure programs. In particular, the reimposition of stricter community quarantine measures in the NCR and nearby provinces, as well as other provinces with high infection rates, from March 2021 until June 2021, and other similar measures that may be taken, are expected to result in lower tax revenues in 2021. Expenditures, on the other hand, are expected to be higher in 2021 as the Government continues to address the impact of the COVID-19 pandemic.

Government Revenues and Expenditures

Revenues

Sources

In the first five months of 2021, total Government revenues were ₱1,244.8 billion, a 12.9% increase over the ₱1,102.3 billion recorded in the same period of 2020. In the first five months of 2021, Bureau of Internal Revenue collections were ₱872.4 billion, a 29.5% increase from the ₱673.7 billion recorded in the same period of 2020. The Bureau of Customs recorded collections of ₱249.6 billion in the first five months of 2021, an 18.6% increase from the ₱210.5 billion recorded in the same period of 2020. Non-tax revenues were ₱112.2 billion in the first five months of 2021, a 46.9% decrease from the ₱211.2 billion recorded in the same period of 2020.

Expenditures

In the first five months of 2021, total Government expenditures were ₱1,811.0 billion, an 8.8% increase over the ₱1,664.5 billion recorded in the first five months of 2020. This increase was primarily due to higher disbursements relating to the Government’s efforts to contain the COVID-19 pandemic.

The Government Budget

2022 Budget

In line with preparations for the Republic’s proposed 2022 budget, the Department of Budget and Management issued in June 2021 its FY 2022 Budget Priorities Framework, which contemplates a 2022 budget totaling ₱5.024 trillion, 11.5% higher than the ₱4.506 trillion 2021 budget. The FY 2022 Budget Priorities Framework is subject to change and has not yet been submitted to Congress.

Debt

External Debt

The following table sets out the total outstanding Bangko Sentral-approved and registered external debt.

	Bangko Sentral Approved External Debt
	As of December 31,

	2016	2017	2018	2019	2020		2021(4)
	($ in millions, except percentages)
By Maturity:
Short-term(1)	14,526	14,275	16,068	17,208	14,209		13,656
Medium and long-term	60,237	58,823	62,892	66,410	84,279		83,392

Total	74,763	73,098	78,960	83,618	98,488		97,048

By Debtor:(2)
Banking system	19,037	19,144	22,672	23,943	21,559		19,691
Public sector(3)	55,726	53,954	56,287	59,675	76,929		77,356

Total	74,763	73,098	78,960	83,618	98,488		97,047

By Creditor Type:
Banks and financial institutions	25,790	22,539	26,529	26,478	24,006		21,793
Suppliers	2,520	3,071	3,015	4,187	3,136		3,317
Multilateral	11,971	12,501	13,746	14,428	21,407		22,334
Bilateral	10,916	11,260	10,931	10,964	12,752		12,331
Bond holders/note holders	21,930	21,779	22,684	25,449	35,028		34,778
Others	1,636	1,949	2,054	2,112	2,160		2,494

Total	74,763	73,098	78,960	83,618	98,488		97,047

Ratios:
Debt service burden to exports of goods, and services & primary income	7.0	6.2	6.6	6.7	6.3	(5)	13.5
Debt service burden to GNI	2.0	2.0	2.1	2.1	1.8	(5)	4.2
External debt to GNI	21.1	20.0	20.6	20.2	25.3	(5)	25.2

Source: Bangko Sentral.

Notes:

(1)	Debt with original maturity of one year or less.
(2)	Classification by debtor is based on the primary obligor under the relevant loan or rescheduling documentation.
(3)	Includes public sector debt whether or not guaranteed by the Government; does not include public banks.
(4)	Based on preliminary data as of March 31, 2021.
(5)	Preliminary data.

Public Sector Debt

The following table presents the Republic’s outstanding consolidated public sector debt as of the dates indicated.

	Outstanding Consolidated Public Sector Debt(1)
	As of December 31,
	2016	2017	2018	2019	2020(2)
	(₱ in billions, except percentages)
Consolidated non-financial public sector debt:
Domestic	3,141.2	3,812.9	4,000.6	4,280.4	5,526.2
Foreign	2,248.7	2,311.2	2,618.4	2,728.9	3,053.2

Total	5,389.9	6,124.1	6,619.0	7,009.3	8,579.4

Financial public corporations
Bangko Sentral:(3)
Domestic	3,343.1	3,576.1	3,746.3	3,868.3	4,096.9
Foreign	192.1	200.9	211.6	193.2	184.7

Total	3,535.2	3,777.0	3,957.8	4,061.5	4,281.6

Domestic	3,352.4	3,592.9	3,764.2	3,901.4	4,166.1
Foreign	336.7	331.6	355.1	323.9	292.1

Total	3,689.1	3,924.4	4,119.4	4,225.3	4,458.2

Less: Intrasector-debt holdings
Domestic:
Government securities held by GFIs and Bangko Sentral	669.3	618.4	844.1	908.7	2,055.5
Government deposits at Bangko Sentral	136.9	326.8	170.2	159.9	889.5
GFIs deposits at Bangko Sentral	445.8	385.4	422.3	502.7	638.5
GOCC deposits at Bangko Sentral	0.1	0.0	0.5	0.2	0.00
GOCC loans/other debt held by GFIs	114.9	123.7	134.6	161.2	150.5
GFIs loans/other debt held by Bangko Sentral	53.1	53.0	53.3	53.6	53.3
Local governments debt held by GFIs	67.2	67.7	74.6	87.8	88.7

Total	1,487.3	1,575.1	1,699.5	1,874.1	3,875.9

Foreign:
Governments securities held by Bangko Sentral	78.0	80.3	81.7	85.9	92.5

Total	1,565.3	1,655.4	1,781.3	1,960.0	3,968.4

Total public sector:
Domestic	5,006.2	5,830.7	6,065.3	6,307.7	5,816.4
Foreign	2,507.4	2,562.4	2,891.8	2,966.9	3,252.8
Total	7,513.7	8,393.2	8,957.1	9,274.6	9,069.2

Source: Fiscal Policy and Planning Office, Department of Finance.

Notes:

(1)

The consolidated public sector comprises the general government sector, non-financial public corporations, and financial public corporations, after elimination of intra-debt holdings among these sectors.

(2)	Based on preliminary data as of September 30, 2020.
(3)	Comprises all liabilities of Bangko Sentral (including currency issues) except for allocation of SDRs and revaluation of international reserves.

The following table presents the Republic’s outstanding consolidated non-financial public sector debt as of the dates indicated.

	Outstanding Consolidated Non-financial Public Sector Debt(1)
	As of December 31,
	2016	2017	2018	2019	2020(2)
	(₱ in billions, except percentages)
Total(3)	5,389.9	6,124.1	6,619.0	7,009.3	8,579.4
Domestic	3,141.2	3,812.9	4,000.6	4,280.4	5,526.2
Foreign	2,248.7	2,311.2	2,618.4	2,728.9	3,053.2
National Government	6,090.3	6,652.4	7,292.5	7,731.3	9,368.9
Domestic	3,934.1	4,441.3	4,776.9	5,127.6	6,438.4
Foreign	2,156.2	2,211.2	2,515.6	2,603.7	2,930.5
Non-financial public corporations (major GOCCs)(4)	451.4	424.8	408.1	430.2	387.7
Domestic(4)	283.6	256.4	233.5	236.7	207.2
Foreign(4)	167.9	168.4	174.7	193.6	180.5
Extrabudgetary: NIA and PNR	4.9	3.8	2.6	1.2	1.1
Domestic	2.9	2.3	1.1	0.1	0.0
Foreign	2.0	1.6	1.4	1.2	1.1
Local government units(5)	86.7	86.4	94.2	107.2	108.2
Domestic	86.7	86.4	94.2	107.2	108.2
Foreign	0	0	0	0.0	0.0
Less: Government debt held by Bond Sinking Fund(6)	634.0	531.2	501.9	562.0	633.6
Domestic	561.5	466.1	433.7	497.4	579.4
Foreign	72.4	65.1	68.2	64.6	54.2
Intra-sector debt holdings (domestic)	526.0	428.9	604.2	623.4	648.2
Government debt held by SSIs	518.8	421.5	595.7	613.9	585.4
Government debt held by LGUs	0.0	0.0	0.0	0.01	0.01
LGU loans held by MDFO	7.2	7.4	8.4	9.5	9.6
Government debt held by GOCCs	19.8	23.0	20.6	25.1	10.5
Onlending from National Government to GOCCs	58.7	55.4	46.6	45.3	42.7
Intra-sector debt holdings (external)	4.8	4.9	5.1	4.9	4.7
GOCCs debt held by National Government	4.8	4.9	5.1	4.9	4.7
Total (as % of GDP)	49.7%	50.7%	49.0%	47.5%	49.6	%(7)
Domestic (as % of GDP)	35.9%	41.8%	43.5%	45.2%	31.8	%(7)
Foreign (as % of GDP)	18.0%	18.4%	20.7%	21.3%	17.8	%(7)

Source: Fiscal Policy and Planning Office, Department of Finance.

Notes:

(1)

The consolidated non-financial public sector comprises the general government sector and non-financial public corporations. The consolidated non-financial public sector does not include financial public corporations.

(2)	Based on data as of September 30, 2020.
(3)	Government debt under the revised methodology excludes contingent obligations.
(4)	Excludes extrabudgetary items (NIA and PNR).
(5)	Borrowings from private banks guaranteed by the LGUs since the fourth quarter of 2016.
(6)	Including Securities Stabilization Fund and adjustment in the Government debt held by the Bond Sinking Fund.
(7)	Preliminary data as of September 30, 2020 and calculated using GDP over the previous four quarters.

Based on preliminary data, as of September 30, 2020, the outstanding consolidated public sector debt was ₱9.1 trillion, equivalent to 49.6% of the Republic’s GDP, compared with a public sector-debt-to-GDP ratio of 45.9% as of September 30, 2019. As of September 30, 2020, total outstanding consolidated Government debt was ₱8.2 trillion, reflecting a 21.5% increase over the ₱6.8 trillion recorded as of September 30, 2019. Total domestic debt increased by 27.7% to ₱5.4 trillion on September 30, 2020 from ₱4.2 trillion on September 30, 2019. Foreign debt increased by 11.3% to ₱2.9 trillion on September 30, 2020 from ₱2.6 trillion on September 30, 2019. The overall increase in Government debt was attributed to an increase in borrowings and issuances of securities by the Government primarily from March 2020 to September 2020 as the Government responded to the COVID-19 pandemic.

Direct Debt of the Republic

The following table summarizes the outstanding direct debt of the Republic as of the dates indicated.

	Outstanding Direct Debt of the Republic(1)(2)
	As of December 31,
	2016	2017	2018	2019	2020	2021(3)
	(₱ in millions, except as otherwise indicated)
Medium/long-term debt(4)	5,801,727	6,337,111	6,797,270	7,240,159	8,838,966	9,384,369
Domestic	3,645,563	4,125,943	4,281,605	4,636,469	5,738,647	6,205,437
External (US$)	43,324	44,261	47,860	51,252	64,562	66,013
Short-term debt(5)
Domestic	287,936	314,369	494,306	491,131	956,040	1,606,947
Total debt	6,089,664	6,652,430	7,292,500	7,731,290	9,795,006	10,991,316

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of April 30, 2021.
(4)	Debt with original maturities of one year or longer.
(5)	Debt with original maturities of less than one year.

Direct Domestic Debt of the Republic

The following table summarizes the outstanding direct domestic debt of the Republic as of the dates indicated.

	Outstanding Direct Domestic Debt of the Republic(1)(2)
	As of December 31,
	2016	2017	2018	2019	2020	2021(3)
	(₱ in millions)
Loans
Direct	156	156	156	156	156	540,156
Assumed(4)	442	792	792	792	792	792

Total loans	598	948	948	948	948	540,948

Securities
Treasury bills	287,936	314,369	494,306	486,170	949,479	1,060,386
Treasury notes/bonds	3,645,563	4,125,942	4,281,605	4,640,482	5,744,260	6,211,050

Total securities	3,933,499	4,440,312	4,775,911	5,126,652	6,693,739	6,822,120

Total debt	3,934,097	4,441,260	4,776,859	5,127,600	6,694,687	7,812,384

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars or pesos, using Bangko Sentral’s reference exchange rates at the end of each period.
(3)	Based on preliminary data as of April 30, 2021.
(4)	Assumed loans of the Development Bank of the Philippines, the National Development Company and the Philippine National Bank.

The following table sets out the direct domestic debt service requirements of the Republic for the years indicated.

	Direct Domestic Debt Service Requirements of the Republic(1)
Year	Principal Repayments	Interest Payments	Total(2)
	(₱ in millions)		(₱ in millions)	($ in millions)
2016	374,225	200,090	574,315	12,353
2017	229,330	206,571	435,902	8,718
2018	315,461	223,751	539,213	10,307
2019	481,575	360,874	842,449	16,583
2020	430,832	255,390	686,222	14,290
2021(3)	508,686	304,071	812,757	16,683
2022(3)	645,993	296,363	942,356	19,343
2023(3)	896,960	253,031	1,149,991	23,606

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Excludes debt service in respect of Government debt that is on-lent to GOCCs and other public sector entities guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government.

(2)

Amounts in pesos were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period. For 2020 and the period from 2021 to 2023, amounts in pesos were translated into U.S. dollars using the Bangko Sentral’s April 23, 2021 reference exchange rates bulletin.

(3)	Projection based on outstanding balance as of December 31, 2020.

Direct External Debt of the Republic

The following table summarizes the outstanding direct external debt of the Republic as of the dates indicated.

	Outstanding Direct External Debt of the Republic(1)(2)
	As of December 31,
	2016	2017	2018	2019	2020	2021(3)
	($ in millions)
Loans:
Multilateral	10,182	10,709	11,726	12,793	19,275	20,737
Bilateral	6,170	6,238	6,289	6,484	8,042	7,929
Commercial	11	10	7	5	2	2
Total loans	16,363	16,957	18,022	19,282	27,319	28,668
Securities:
Euro Bonds	0	0	0	841	2,387	4,873
Yen Bonds	850	891	2,316	3,184	2,388	2,756
Philippine Peso Notes	2,606	2,596	2,467	2,553	2,700	1,777
Chinese Yuan Bonds	—	—	212	569	607	386
U.S. dollar Bonds	23,505	23,817	24,842	24,823	29,161	27,553

Total securities	26,961	27,304	29,838	31,970	37,243	37,345

Total	43,324	44,261	47,860	51,252	64,562	66,013

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)

Includes Government debt that is on-lent to GOCCs and other public sector entities. Excludes debt guaranteed by the Government and debt originally guaranteed by other public sector entities for which the guarantee has been assumed by the Government. The table reflects debt of the Government only, and does not include any other public sector debt.

(2)	Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates at the end of each period.
(3)	Based on preliminary data as of April 30, 2021.

Payment History of Foreign Debt

The following table sets out the outstanding foreign-currency bonds issued by the Republic as of the dates indicated.

	Foreign Currency Bonds Issued by the Republic(1)
	Original Balance as of Issue Date(2)	Outstanding Balance as of December 31, 2019(3)	Outstanding Balance as of December 31, 2020(4)	Outstanding Balance as of April 30, 2021(5)
	($ in millions)
U.S. dollar bonds	30,938	24,823	29,161	27,553
Chinese Yuan bonds	592	569	607	386
Euro bonds	2,170	841	2,387	4,873
Japanese yen bonds	2,256	3,184	2,388	2,756

Total foreign-currency bonds	35,956	29,417	34,543	35,568

Source: Bureau of the Treasury, Department of Finance.

Notes:

(1)	Excludes debt securities of GOCCs and other public sector entities guaranteed by the Government.
(2)

Represents the aggregate of the original balances as of the issue dates of foreign currency bonds outstanding as of December 31, 2020. Amounts in original currencies were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rates prevailing on the date of issuance.

(3)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of January 2, 2020.
(4)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of January 4, 2021.
(5)	Amounts were translated into U.S. dollars using the applicable Bangko Sentral reference exchange rate as of April 30, 2021.